UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Eagle Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

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EAGLE BANCORP, INC.

7815 Woodmont Avenue

Bethesda, Maryland 20814

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held May 22, 2008

TO THE SHAREHOLDERS OF EAGLE BANCORP, INC.:

The Annual Meeting of Shareholders of Eagle Bancorp, Inc. (the “Company”), will be held at

The Bethesda Marriott Hotel

5151 Pooks Hill Road

Bethesda, Maryland

On Thursday, May 22, 2008 at 10:00 A.M.,

for the following purposes:

1.            To elect eight (8) directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.            To consider and approve an amendment to the Company’s Articles of Incorporation increasing the number of authorized shares of common stock to 50,000,000; and

3.            To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Shareholders of record as of the close of business on, March 20, 2008 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

By Order of the Board of Directors

Zandra D. Nichols, Corporate Secretary

April 4, 2008

Please sign, date and return your proxy promptly, whether or not you plan to attend the meeting in person. No postage is required if mailed in the United States in the enclosed envelope. If you attend the meeting, you may, if you desire, revoke your proxy and vote in person. If your shares are not registered in your name, you will need additional documentation from your recordholder in order to vote in person at the meeting.

EAGLE BANCORP, INC.

7815 Woodmont Avenue

Bethesda, Maryland  20814

ANNUAL MEETING OF SHAREHOLDERS

Proxy Statement

INTRODUCTION

This Proxy Statement is being sent to shareholders of Eagle Bancorp, Inc., a Maryland corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders, to be held at 10:00 A.M. on Thursday, May 22, 2008, and at any adjournment or postponement of the meeting. The purposes of the meeting are:

1.            electing eight (8) directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.            voting on an amendment to the Company’s Articles of Incorporation increasing the number of authorized shares of common stock to 50,000,000; and

3.            transacting any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

The meeting will be held at:

The Bethesda Marriott Hotel

5151 Pooks Hill Road

Bethesda, Maryland

This proxy statement and proxy card are being sent to shareholders of the Company on or about April 4, 2008. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which includes our audited financial statements, also accompanies this proxy statement.

The cost of this proxy solicitation is being paid by the Company. In addition to the use of the mail, proxies may be solicited personally or by telephone by officers, regular employees or directors of the Company or its subsidiary, EagleBank (the “Bank”), who will not receive any special compensation for their services. The Company may also reimburse brokers, custodians, nominees and other fiduciaries for their reasonable out-of-pocket and clerical costs for forwarding proxy materials to their principals. The Company has not engaged a paid proxy solicitation firm to assist it in connection with the meeting, although it reserves the right to do so if deemed appropriate.

VOTING RIGHTS AND PROXIES

Voting Rights

Only shareholders of record at the close of business on March 20, 2008, will be entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. On that date, the Company had 9,790,252 shares of common stock, par value $.01 per share (the “common stock”) outstanding, held by approximately 1,725 total shareholders, including approximately 744 shareholders of record. The common stock is the only class of the Company’s stock of which shares are outstanding. Each share of common stock is entitled to one vote on all matters submitted to a vote of the shareholders. Shareholders do not have the right to cumulate votes in the election of directors. The presence, in person or by proxy, of not less than a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the meeting.

Proxies

Properly executed proxies received by the Company in time to be voted at the meeting will be voted as specified by shareholders. In the absence of specific instructions, proxies received will be voted FOR the election of the nominees for election as directors and FOR the amendment to the Articles of Incorporation. Management does not know of any matters that will be brought before the meeting, other than as described in this proxy statement. If other matters are properly brought before the meeting, the persons named in the proxy intend to vote the shares to which the proxies relate in accordance with their best judgment.

The judges of election appointed by the Board of Directors for the meeting will determine the presence of a quorum and will tabulate the votes cast at the meeting. Abstentions will be treated as present for purposes of determining a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the vote of shareholders. If a broker indicates that it does not have discretionary authority to vote any shares of common stock on a particular matter, such shares will be treated as present for general quorum purposes, but will not be considered as present or voted with respect to that matter.

We expect that brokers will indicate that they do not have discretionary authority to vote on the amendment to the Articles of Incorporation. Therefore, if a broker does not receive instructions from the beneficial owner of shares of common stock held through the broker, such shares will not be voted on the amendment, which will have the effect of a vote against the amendment.

Please sign, date, mark and return promptly the enclosed proxy in the postage paid envelope provided for this purpose in order to assure that your shares are voted. You may revoke your proxy at any time before it is voted at the meeting:

•                  by granting a later proxy with respect to the same shares;

•                  by sending written notice to Zandra D. Nichols, Corporate Secretary of the Company, at the address noted above, at any time prior to the proxy being voted; or

•                  by voting in person at the meeting.

Attendance at the meeting will not, in itself, revoke a proxy. If your shares are held in the name of your bank or broker, you will need additional documentation to vote in person at the meeting. Please see the voting form provided by your bank or broker for additional information regarding the voting of your shares.

Many shareholders whose shares are held in an account at a brokerage firm or bank will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Shareholders should check the voting form or instructions provided by their bank or broker to see which options are available. Shareholders submitting proxies or voting instructions electronically should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that would be borne by the shareholder. To revoke a proxy previously submitted electronically, a shareholder may simply submit a new proxy at a later date before the submission deadline indicated by your bank or broker, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

Securities Ownership of Directors, Nominees, Officers and Certain Beneficial Owners

The following table sets forth certain information concerning the number and percentage of whole shares of the Company’s common stock beneficially owned by its directors, nominees for director, executive officers whose compensation is disclosed, and by its directors and all executive officers as a group, as of March 20, 2008, as well as information regarding each other person known by the Company to own in excess of five percent of the outstanding common stock. Except as otherwise indicated, all shares are owned directly, the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares are pledged as security. Except as set forth below, the Company knows of no other person or persons who beneficially own in excess of five percent of the Company’s common stock. Further, the Company is not aware of any arrangement which at a subsequent date may result in a change of control of the Company.

Name	Position	Number of Shares		Percentage(1)

Leonard L. Abel	Chairman of Board of Company, Director of Bank	299,719	(2)	3.06%

Leslie M. Alperstein, Ph.D.	Director of Company	64,674	(3)	0.66%

Dudley C. Dworken	Director of Company and Bank	185,591	(4)	1.90%

Michael T. Flynn	Executive Vice President, Chief Operating Officer and Director of Company; President - District of Columbia Division of Bank	26,664	(5)	0.27%

Harvey M. Goodman	Director of Company and Bank	97,882	(6)	1.00%

Philip N. Margolius	Director of Company and Bank	208,773	(7)	2.13%

Ronald D. Paul	President, Chief Executive Officer and Director of Company; Chairman of Board and Chief Executive Officer of Bank	709,084	(8)	7.19%

Donald R. Rogers	Director of Company and Bank	44,052	(9)	0.45%

Leland M. Weinstein	Director of Company and Bank	107,641	(10)	1.10%

James H. Langmead	Senior Vice President, Chief Financial Officer of Company and Executive Vice President, Chief Financial Officer of Bank	11,385	(11)	0.12%

Thomas D. Murphy	Executive Vice President, President – Montgomery County Division of Bank	63,100	(12)	0.64%

Susan G. Riel	Executive Vice President, Chief Operating Officer of Bank	62,435	(13)	0.64%

Martha Foulon-Tonat	Executive Vice President, Chief Lending Officer of Bank	84,732	(14)	0.86%

All directors and executive officers of Company as a group (13 persons)		1,965,732	(15)	19.45%

Other 5% Shareholders

Neal R. Gross		607,988	(16)	6.21%

(1)                                Represents percentage of 9,790,252 shares issued and outstanding as of March 20, 2008, except with respect to individuals holding options exercisable within 60 days of that date, in which event, represents percentage of shares issued and outstanding plus the number of shares for which that person holds options exercisable within 60 days of March 20, 2008, and except with respect to all directors and executive officers of the Company as a group, in which case represents percentage of shares issued and outstanding plus the number of shares for which those persons hold such options. Certain shares beneficially owned by the Company’s directors and executive officers may be held in accounts with third party firms, where such shares may from time to time be subject to a security interest for margin credit provided in accordance with such firm’s policies.

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(2)                                Includes options and warrants to purchase 10,140 shares of common stock, 202,039 shares of common stock held jointly and 13,308 shares held by his spouse.

(3)                                Includes 53,742 shares of common stock held jointly and options to purchase 1,342 shares of common stock.

(4)                                Includes options to purchase 1,083 shares of common  stock, 63,420 shares held in a trust of which Mr. Dworken is beneficiary, 28,178 shares held jointly and 23,335 shares held by his spouse and 68,840 shares held in trusts for the benefit of members of his family.

(5)                                Includes options to purchase 26,300 shares of common stock and 234 shares held in an IRA for his spouse. Mr. Flynn is not being nominated for reelection as director.

(6)                                Includes options and warrants to purchase 17,145 shares of common stock, 64,906 shares held jointly with Mr. Goodman’s spouse and 12,823 shares held by or in trust for members of his family.

(7)                                Includes options to purchase 3,737 shares of common stock, 163,871 shares in trust accounts for which Mr. Margolius has voting rights, 6,760 shares held by his spouse and 23,444 held in a profit sharing account for which Mr. Margolius is the beneficiary.

(8)                                Includes options to purchase 77,184 shares of common stock and 263,766 shares held in trust for his children. Includes 73,028 shares held by a third party trustee in a trust for the benefit of family members of Mr. Paul, as to which he disclaims beneficial ownership. Mr. Paul’s business address is c/o Ronald D. Paul Companies, 4416 East West Highway, Bethesda, Maryland 20814.

(9)                                Includes  options and warrants to purchase 9,310 shares of common stock, 14,167 shares held by his spouse and 20,280 shares held for the benefit of his children.

(10)                          Includes 50,500 shares held jointly and options to purchase 18,037 shares of common stock.

(11)                          Includes options to purchase 10,116 shares of common stock and 1,269 shares held jointly with Mr. Langmead’s spouse.

(12)                          Includes options to purchase 51,863 shares of common stock and 773 shares held by his spouse for their minor child.

(13)                          Includes options to purchase 41,634 shares of common stock and 11,928 shares held jointly with her spouse.

(14)                          Includes options to purchase 50,340 shares of common stock, and 2,756 shares held in trust for minor children. Also includes 25,493 shares held by Ms. Foulon-Tonat’s spouse, as to which she disclaims beneficial ownership.

(15)                          Includes options and warrants to purchase 318,231 shares of common stock.

(16)                          Includes options to purchase 1,790 shares of common stock. Mr. Gross is a member of the Board of Directors of EagleBank. Mr. Gross’ business address is c/o Neal R. Gross & Co., Inc., 1323 Rhode Island Avenue, NW, Washington, D.C. 20005.

ELECTION OF DIRECTORS

The Board of Directors has nominated eight (8) persons for election as director at the meeting, for a one-year period until the 2009 Annual Meeting of Shareholders and until their successors have been elected and qualified. Each of the nominees for election as a director currently serves as a member of the Board of Directors. Unless authority is withheld, all proxies in response to this solicitation will be voted for the election of the nominees listed below. Each nominee has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve, the proxies received in response to this solicitation will be voted for a replacement nominee selected in accordance with the best judgment of the persons named as proxies. The Board of Directors has determined that each director and nominee for election as director, other than Mr. Paul and Mr. Flynn, is an “independent director” as that term is defined in Rule 4200(a)(15) of The NASDAQ Stock Market (“NASDAQ”). In making this determination, the Board of Directors was aware of and considered the loan and deposit relationships with directors and their related interests which the Company enters into in the ordinary course of its business, and the arrangements which are disclosed under “Certain Relationships and Related Transactions” in this proxy statement.

Vote Required and Board Recommendation. Nominees receiving a plurality of the votes cast at the meeting in the election of directors will be elected as director, in the order of the number of votes received. The Board of Directors recommends that shareholders vote FOR each of the nominees to the Company’s Board of Directors.

Nominees for Election as Directors

Set forth below is certain information concerning the directors of the Company and the nominees for election as director of the Company. Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years. Each of the nominees for election as a director of the Company, other than Mr. Alperstein, also currently serves as a director of the Bank. Except as noted below, each nominee has served as a director of the Company since its organization.

Leonard L. Abel. Mr. Abel, 81, is Chairman of the Board of Directors of the Company, and has served in that position since the organization of the Company. Until retiring in 1993, Mr. Abel was partner-in-charge of the certified public accounting firm of Kershenbaum, Abel, Kernus and Wychulis, Rockville, Maryland with which he served for forty-five years. From October 1996, until resigning in September 1997, Mr. Abel was a member of the Board of Directors of F&M National Corporation (NYSE) and its wholly owned subsidiary, F&M Bank - Allegiance, Bethesda,

Maryland, and prior to that time was Chairman of the Board of Allegiance Bank, N.A. (collectively with F&M Bank - Allegiance, “Allegiance”) and its holding company Allegiance Banc Corporation, from their organization until their acquisition by F&M National Corporation, which was subsequently acquired by BB&T Corporation (“F&M”). Mr. Abel was also Chairman of the Board of Directors of Central National Bank of Maryland from 1968 until its acquisition in 1986 by Citizens Bank of Maryland (now SunTrust Banks, Inc.).

Leslie M. Alperstein, Ph.D. Mr. Alperstein, 65, has been President of Washington Analysis Corp. and its predecessor firm, Washington Analysis LLC, a leading governmental policy investment research group in Washington, D.C., since its inception in 1973. He has served as Executive Managing Director and Director of Research of HSBC Securities, Inc., Director of Economic and Investment Research for NatWest Securities, Prudential Securities, Shields Model Roland, Inc. and Legg Mason & Co. His professional memberships include the National Association of Business Economists, the National Economists Club, and the Washington Society of Investment Analysts. Mr. Alperstein was appointed to the Board of Directors in September 2003.

Dudley C. Dworken. Mr. Dworken, 58, has served as a director of the Company since August 1999. Mr. Dworken is a private investor and real estate developer. Mr. Dworken is the owner of Curtis Chevrolet, an automobile dealership in Washington, D.C. Mr. Dworken was a Director of Allegiance from 1987 until October 1997, and a director of Allegiance Banc Corporation from 1988 until its acquisition by F&M. Mr. Dworken is an active member of numerous community, business, charitable and educational institutions in the Washington, D.C./Montgomery County area.

Michael T. Flynn. Mr. Flynn, 60, has served as Executive Vice President and Chief Operating Officer of the Company and President – District of Columbia Division of the Bank, since June 2006 and previously was President of the Bank. Mr. Flynn has over 36 years experience in the banking industry in the Washington, D.C. and Maryland region. Prior to joining EagleBank in January 2004, he was the Washington region executive for Mercantile Bankshares Corporation from April 2003. He previously was the Director of Strategic Planning for Allfirst Financial, Inc., and prior to that held several executive level positions for Bank of America and predecessor companies. He has been involved in community affairs throughout his career, particularly educational groups including the American Institute of Banking and the Corcoran College of Art & Design. He is a Director of the Workforce Investment Council of the District of Columbia and the Maryland Banking School. Mr. Flynn was appointed to the Board of Directors in January 2004. Mr. Flynn is not being nominated for reelection as a director, based upon the Nominating Committee’s and Board’s desire to minimize the number of inside directors.

Harvey M. Goodman. Mr. Goodman, 52, has been with The Goodman, Gable, Gould Company, the Maryland based public insurance adjusting firm where he serves as President, since 1977. He is a director and past president of the National Association of Public Insurance Adjusters, and is a director and principal of Adjusters International, a national public adjusting firm. Mr. Goodman has served as a director of the Bank since its organization, and was appointed to the Board of Directors of the Company in January 2007.

Philip N. Margolius. Mr. Margolius, 68, a graduate of Dartmouth College and Yale Law School, is a partner in The Margolius Firm, a law firm in Washington, D.C., and until 2003 was a principal in the law firm of Margolius, Mallios and Rider, LLP. He specializes in estate planning, probate, real estate, non-profit organizations. Mr. Margolius has been an adjunct professor at the Washington College of Law at American University and lectures to professional groups in the community on estate planning. Washingtonian Magazine named him one of the area’s leading real estate attorneys. Mr. Margolius has served on the Board of the Bank since June 2000 and was appointed to the Board of Directors of the Company in September 2003.

Ronald D. Paul. Mr. Paul, 52, is President and Vice Chairman of the Board of Directors of the Company and Chairman of the Board of Directors of the Bank, and has served in such positions since the organization of the Company and the Bank. Since June 2006, he has served as Chief Executive Officer of the Bank, and he served as Interim President of the Bank from November 3, 2003 until January 26, 2004. Mr. Paul is President of Ronald D. Paul Companies and RDP Management, which are engaged in the business of real estate development and management activities. He is active in private investments, including as Chairman of Bethesda Investments, Inc., a private venture capital fund. Mr. Paul was a director of Allegiance from 1990 until September 1997, and a director of Allegiance Banc Corporation from 1990 until its acquisition by F&M, including serving as Vice Chairman of the Board of Directors from 1995.

Mr. Paul is also active in various charitable organizations, including serving as Vice Chairman of the Board of Directors of the National Kidney Foundation from 1996 to 1997, and its Chairman from 2002 to 2003.

Donald R. Rogers. Mr. Rogers, 62, has been engaged in the private practice of law since 1972 with the Rockville, Maryland based firm Shulman, Rogers, Gandal, Pordy & Ecker, P.A., of which he is a partner. Mr. Rogers was a member of the Board of Directors of Allegiance from 1987 until October 1997. Mr. Rogers has served as a director of the Bank since its organization, and was appointed to the Board of Directors of the Company in January 2007.

Leland M. Weinstein. Mr. Weinstein, 45, has served as President of Syscom Services, Inc., a technology consulting and integration firm, since 1997. Previously, he spent thirteen years with Automated Digital Systems (ADS), an integrator of duplication and fax technologies, where he rose to president and owner of the company (he sold ADS to Alco Standard Corporation, which became Ikon Office Solutions). Mr. Weinstein has been appointed to advisory councils for Xerox, Intel/Dialogic, Sharp Electronics, Captaris/Rightfax, Murata Business Systems, Brooktrout Technologies, Panasonic Electronics and the technology council of the American Society of Association Executives (ASAE). He sits on the Board of Governors of the University of Maryland Alumni Association and is involved in numerous charities. Mr. Weinstein has served on the Board of the Bank since 1998 and as a director of the Company since May 2005.

Election of Directors of the Bank

If elected, the nominees for election as directors intend to vote for Mr. Abel, Mr. Dworken, Mr. Goodman, Mr. Margolius, Mr. Paul, Mr. Rogers, Mr. Weinstein and the following persons to serve as directors of the Bank, each of whom currently serves as a director of the Bank.

Arthur H. Blitz. Mr. Blitz, 67, an attorney engaged in private practice since 1971, is a partner in the Bethesda, Maryland law firm of Paley, Rothman, Goldstein, Eig, Rosenberg & Cooper, Chartered. Mr. Blitz was a director of Allegiance at various times from 1987 to October 1997.

Steven L. Fanaroff. Mr. Fanaroff, 48, is Vice President - Chief Financial Officer of Magruder Holdings, Inc., a regional supermarket chain, with which he has served since 1981. Mr. Fanaroff served on the Board of Directors of Allegiance from 1990 until October 1997.

Neal R. Gross. Mr. Gross, 65, is founder, Chairman and Chief Executive Officer of Neal R. Gross & Co. which provides court reporting services to attorneys, the federal government, private organizations and individuals since 1977. Mr. Gross previously served as a director of Century Bancshares, Inc., from 1995 until its acquisition by United Bankshares, Inc. in 2001.

Benson Klein. Mr. Klein, 63, has been an attorney in Montgomery County since 1970, and a principal with Ward & Klein, Chartered, since 1978. Mr. Klein is also engaged in real estate investment activities in Montgomery County. He served as a director of F&M Bank - Allegiance from 1996 to 1997 and previously served as a director of Lincoln National Bank. Mr. Klein is currently, and has been, a member of a variety of community, business and charitable institutions in the Washington, D.C./Montgomery County area.

Bruce H. Lee. Mr. Lee, 43, is President of Development of Lee Development Group, a closely held family real estate business founded in 1920 and based in downtown Silver Spring. He is principal broker of record for Montgomery Land Company, LLC, which specializes in commercial sales, leasing, and property management and the general partner of Montgomery 1936 Land Company LLC. Mr. Lee was the charter president of the Greater Silver Spring Chamber in 1993. Mr. Lee was an elected Council member and Chairman of the Township of Chevy Chase View.

Kim Natovitz. Ms. Natovitz, 44, is the President of The Natovitz Group, Inc., an independent general agency that provides insurance and business related services for both individuals and companies. Ms. Natovitz is currently, and has been, active in a variety of community and charitable institutions in the metropolitan Washington D.C. area.

Benjamin N. Soto. Mr. Soto, 39, is a principal of Paramount Title and Escrow, LLC, a Washington D.C. based law firm and title company he founded in 2000. Prior to forming Paramount, Mr. Soto was a partner in the firm of Garza, Regan, Rosenblatt, PC, where he practiced real estate and bankruptcy law. He frequently lectures to members of the D.C. Bar, is a former chair of the Bankruptcy Section of the National Bar Association, and in 2002, was appointed by Mayor Anthony A. Williams to serve on the D.C. Board of Real Property Assessments and Appeals. He is also a member of the D.C. Land Title Association, Maryland Land Title Association, Better Business Bureau and the D.C. Chamber of Commerce. Mr. Soto was appointed to the Bank’s Board of Directors in November 2006.

James A. Soltesz. Mr. Soltesz, 53, has served as Chief Executive Officer of Loiederman Soltesz Associates, Inc., a land development engineering and consulting firm since 1997. Mr. Soltesz was appointed to the Bank’s Board of Directors in September 2007. Mr. Soltesz serves on the Board of Trustees of Georgetown Preparatory School, Mater Dei School, as a Life Director of the Maryland-National Capital Area Building Industry Association, and Catholic Charities Foundation. His firm includes 280 people located in six offices throughout the metropolitan area of Washington, D.C.

Worthington H. Talcott, Jr. Mr. Talcott, 55, an attorney engaged in private practice since 1979, has been a partner in Shulman, Rogers, Gandal, Pordy & Ecker, P.A. since 1998. Mr. Talcott has been an active member of the Juvenile Diabetes Foundation, serving as a member of the Board of Directors for the Capital Chapter from 1992 to 1996, and as President of the Capital Chapter from 1994 to 1995.

Eric H. West. Mr. West, 45, is a founding principal of West, Lane & Schlager/Oncor International, specializing in tenant representation and strategic real estate consulting in the Washington, D. C. metropolitan area. During his career, Mr. West has developed a specialty in not-for-profit organizations and corporations, leading to ongoing relationships with such diverse groups as The National Council on the Aging, The American Forest and Paper Association, The American Iron & Steel Institute, among many others.

Committees, Meetings and Procedures of the Board of Directors

Meetings. The Board of Directors of the Company met fifteen (15) times during 2007. All members of the Board of Directors of the Company attended at least 75% of the meetings held by the Board of Directors and by all committees on which such member served during the 2007 fiscal year or any portion thereof.

Audit Committee. The Board of Directors has a standing Audit Committee. The Audit Committee is responsible for the selection, review and oversight of the Company’s independent accountants, the approval of all audit, review and attest services provided by the independent accountants, the integrity of the Company’s reporting practices and evaluation of the Company’s internal controls and accounting procedures. It also periodically reviews audit reports with the Company’s independent auditors. The Board of Directors has adopted a written charter for the Audit Committee. A copy of the charter is available on the Company’s website at www.eaglebankmd.com. The Audit Committee of the Company is currently comprised of Mr. Dworken, the Chairman, and Messrs. Abel, Alperstein and Weinstein. Each of the members of the Audit Committee is independent, as determined under the definition of independence adopted by NASDAQ for audit committee members in Rule 4350(d)(2)(A). During the 2007 fiscal year, the Audit Committee of the Company met seven (7) times. The Board of Directors has determined that Mr. Alperstein is an “audit committee financial expert” as defined under regulations of the Securities and Exchange Commission.

The audit committee is also responsible for the pre-approval of all non-audit services provided by its independent auditors. Non-audit services are only provided by the Company’s auditors to the extent permitted by law. Pre-approval is required unless a “de minimus” exception is met. To qualify for the “de minimus” exception, the aggregate amount of all such non-audit services provided to the Company must constitute not more than five percent of the total amount of revenues paid by the Company to its independent auditors during the fiscal year in which the non-audit services are provided; such services were not recognized by the Company at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved prior to the completion of the audit by the committee or by one or more members of the committee to whom authority to grant such approval has been delegated by the committee.

Nominating Committee. The Board of Directors has a standing nominating committee, consisting of all of the members of the Board of Directors who are “independent directors” within the meaning of NASDAQ Rule 4200(a)(15). The nominating committee is responsible for the evaluation of nominees for election as director, the nomination of director candidates for election by the shareholders and evaluation of sitting directors. The Board of Directors has adopted a charter addressing the nominations process. A copy of the charter is available on the Company’s website at www.eaglebankmd.com.

The Board has not developed a formal policy for the identification or evaluation of nominees. In general, when the Board determines that expansion of the Board or replacement of a director is necessary or appropriate, the nominating committee will review, through candidate interviews with members of the Board and management, consultation with the candidate’s associates and through other means, a candidate’s honesty, integrity, reputation in and commitment to the community, judgment, personality and thinking style, willingness to invest in the Company, residence, willingness to devote the necessary time, potential conflicts of interest, independence, understanding of financial statements and issues, and the willingness and ability to engage in meaningful and constructive discussion regarding Company issues. The committee would review any special expertise, for example, expertise that qualifies a person as an audit committee financial expert, and membership or influence in a particular geographic or business target market, or other relevant business experience. To date the Company has not paid any fee to any third party to identify or evaluate, or to assist it in identifying or evaluating, potential director candidates.

The nominating committee will consider director candidates nominated by shareholders during such times as the Company is actively considering obtaining new directors. Candidates recommended by shareholders will be evaluated based on the same criteria described above. Shareholders desiring to suggest a candidate for consideration should send a letter to the Company’s Secretary and include: (a) a statement that the writer is a shareholder (providing evidence if the person’s shares are held in street name) and is proposing a candidate for consideration; (b) the name and contact information for the candidate; (c) a statement of the candidate’s business and educational experience; (d) information regarding the candidate’s qualifications to be director, including but not limited to an evaluation of the factors discussed above which the Board would consider in evaluating a candidate; (e) information regarding any relationship or understanding between the proposing shareholder and the candidate; (f) information regarding potential conflicts of interest; and (g) a statement that the candidate is willing to be considered and willing to serve as director if nominated and elected. Because of the limited resources of the Company and the limited opportunity to seek additional directors, there is no assurance that all shareholder proposed candidates will be fully considered, that all candidates will be considered equally, or that the proponent of any candidate or the proposed candidate will be contacted by the Company or the Board, and no undertaking to do so is implied by the willingness to consider candidates proposed by shareholders.

Compensation Committee. The Board of Directors has an Executive Compensation Committee, consisting of all of the members of the Board of Directors who are “independent directors” within the meaning of NASDAQ Rule 4200(a)(15). The Executive Compensation Committee has the sole responsibility for determining executive compensation, including that of the named executive officers. The Executive Compensation Committee makes determination with respect to salary levels, bonus compensation and equity compensation awards for executive officers. In exercising its role, the Executive Compensation Committee may consider information or recommendations to the Executive Compensation Committee provided by the Compensation Committee of the Bank, which determines compensation policy for nonexecutive employees. The Bank Compensation Committee is currently comprised of Mr. Blitz, the Chairman, and Messrs. Abel, Dworken, Natovitz, Paul, Rogers and Weinstein. Mr. Paul does not participate in, or remain present during, discussions of his compensation. Neither the Executive Compensation Committee of the Company nor the Bank Compensation Committee has a charter. During the 2007 fiscal year, the Executive Compensation Committee met one (1) time.

In January 2008, the Executive Compensation Committee authorized the retention of a compensation consultant every other year to assist the Company in evaluating executive compensation levels and the form of executive compensation. The first year of such retention will be during 2008 in connection with compensation levels for 2009. Previously, in 2005, the Compensation Committee of the Bank engaged Clark Consulting (“Clark”), an executive compensation and benefits consulting firm of national scope and reputation, to evaluate whether its compensation levels were reasonably competitive and to make specific compensation plan recommendations with respect to changes in executive compensation levels and development of an equity compensation strategy.

Compensation Committee Interlocks and Insider Participation. No member of the Executive Compensation Committee has served as an officer or employee of the Company or Bank at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive office serving as a member of the Executive Compensation Committee. Except for loans and deposit transactions in the ordinary course of business made on substantially the same terms, including interest rates and collateral, as those for comparable transactions with unaffiliated parties, and not presenting more than the normal risk of collectability or other unfavorable features, no member of the Executive Compensation Committee or any of their related interests has any material interest in any transaction involving more than $120,000 to which the Company is a party.

Shareholder Communications. Company shareholders who wish to communicate with the Board of Directors or an individual director can write to Eagle Bancorp, Inc., 7815 Woodmont Avenue, Bethesda, Maryland 20814, Attention: Zandra D. Nichols, Corporate Secretary. Your letter should indicate that you are a shareholder, and whether you own your shares in street name. Depending on the subject matter, management will: (a) forward the communication to the director or directors to whom it is addressed; (b) handle the inquiry directly or delegate it to appropriate employees, such as where the communication is a request for information, a stock related matter, or a matter related to ordinary course matters in the conduct of the Company’s banking business; or (c) not forward the communication where it is primarily commercial or political in nature, or where it relates to an improper, frivolous or irrelevant topic. Communications which are not forwarded will be retained until the next Board meeting, where they will be available to all directors.

Director Attendance at the Annual Meeting. The Board of Directors believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for the Company and to provide an opportunity for shareholders to communicate any concerns to them. Accordingly, it is the policy of the Company to encourage all directors to attend each annual meeting of shareholders unless they are unable to attend by reason of personal or family illness or pressing matters. All of the Company’s directors attended the 2007 annual meeting of shareholders, other than Mr. Eugene F. Ford Sr., who did not stand for reelection at the 2007 annual meeting.

Audit Committee Report

The Audit Committee has been appointed to assist the Board of Directors in fulfilling the Board’s oversight responsibilities by reviewing the financial information that will be provided to the shareholders and others, the systems of internal controls established by management and the Board and the independence and performance of the Company’s audit process.

The Audit Committee has:

(1) reviewed and discussed with management the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K;

(2) discussed with Stegman & Company, the Company’s independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

(3) has received the written disclosures and letter from Stegman & Company, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and discussed with Stegman & Company, its independence.

Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2007. The Audit Committee has also considered whether the amount and nature of non-audit services provided by Stegman & Company is compatible with the auditor’s independence.

Members of the Audit Committee

Dudley C. Dworken, Chairman
Leonard L. Abel
Leslie M. Alperstein
Leland M. Weinstein

Director Compensation

The following table sets forth information regarding compensation paid to, or earned by, non-employee directors of the Company during the fiscal year ended December 31, 2007 for service as members of the Company and Bank Boards of Directors. Members of the Board of Directors who are employees do not receive additional cash compensation for service on the Board of Directors.

Name	Fees Earned or Paid in Cash	All Other Compensation	Total
Leonard L. Abel	$75,000	$—	$75,000
Leslie M. Alperstein, Ph.D.	$10,700	$—	$10,700
Dudley C. Dworken	$27,600	$—	$27,600
Eugene F. Ford, Sr.(1)	$4,600	$—	$4,600
Harvey M. Goodman	$17,700	$—	$17,700
Philip N. Margolius	$21,300	$—	$21,300
Donald R. Rogers	$15,000	$—	$15,000
Leland M. Weinstein	$21,800	$—	$21,800

(1)  Mr. Ford served as a director  through the 2007 annual meeting of shareholders, and did not stand for reelection at that meeting.

During 2007, each non-employee director of the Company and Bank, other than Mr. Abel, received an annual retainer of $5,000 in cash ($7,500 if a member of both the Bank and Company Board of Directors), plus a cash fee of $300 for each meeting of the Board of Directors of the Company, the Board of Directors of the Bank or a committee of the Board of the Company or the Bank attended ($400 per meeting of a committee if serving as chair of the committee). Directors of both the Company and the Bank are eligible to receive grants of options under the Company’s stock option plans, however, no options were issued to any non-employee directors in 2007, and no expense related to prior grants to non-employee directors was recognized in 2007. In 2007, an aggregate of $193,700 in retainers and meeting fees were paid to members of the Board of Directors of the Company for service on the Board of Directors of the Company and Bank, and $118,675 was paid to members of only the Board of Directors of the Bank for such service.

During 2008, non-employee directors, other than Mr. Abel, are entitled to receive an annual cash retainer of $5,000 ($7,500 if serving on both the Company and Bank Board of Directors) and a per meeting fee of $300 ($400 if serving as chair of a committee). Fees paid to members of the Board of Directors are determined by the Board in its discretion. However, the Board believes that Director fees appear to be modest based on published reports and statistical comparisons. The Bank Director Annual Compensation Review in cooperation with Clark Consulting Group publishes an annual survey. That report shows that for Banks in the asset size of $501 million - $1 billion the annual retainer for directors was $10,000 and the per meeting fee was $600, both of which were significantly higher than the fees paid by the Company and Bank. Additionally, in January 2008, each of Mr. Paul and the non-employee members of the Company Board of Directors, other than Mr. Abel and Mr. Alperstein, was granted options to purchase 3,250 shares of common stock for service on the Company and Bank Boards. Mr. Alperstein, who serves only on the Company Board of Directors, was granted options to purchase 2,000 shares of common stock, and Mr. Abel declined the grant. Each other member of the Bank Board of Directors was granted options to purchase 1,250 shares of common stock. All of such options have an exercise price of $13.0543 per share, a five year term, and vest in three substantially equal installments, on the date of grant, and the first and second anniversaries of the date of grant. The grant date fair value of these grants were $7,755 for each recipient other than Mr. Alperstein and $4,772 for Mr. Alperstein.

At December 31, 2007, the non-employee directors had outstanding option awards, vested and unvested, to purchase shares of common stock as follows: Mr. Abel – 47,109 shares; Mr. Alperstein – 676 shares; Mr. Dworken – 0 shares; Mr. Goodman – 16,062 shares; Mr. Margolius – 2,654 shares; Mr. Rogers – 8,227 shares and Mr. Weinstein – 16,954 shares.

During 2007, Mr. Abel, the Chairman of the Board of Directors of the Company received an annual payment of $75,000 in lieu of regular director fees from the Company and the Bank, the same amount he received in 2006. Mr. Abel and the Company are parties to an agreement governing his service and compensation. The term of Mr. Abel’s current agreement expires on December 31, 2010. On each December 31, the term of the agreement automatically extends for one additional year, unless Mr. Abel has given notice of his intention not to renew the term. Under his agreement, Mr. Abel is entitled to receive an annual fee, currently $75,000, subject to periodic increase, in lieu of all other fees for service on the Boards of Directors or any committees of the Company and the Bank. In the event of termination of Mr. Abel’s service on the Board of Directors for any reason other than for cause (as defined), Mr. Abel (or his estate), is entitled to receive an amount equal to 2.99 times his then current annual fee, subject to certain limitations in the event that his termination occurs in connection with a change in control (as defined) of the Company or the Bank. If Mr. Abel were entitled to receive the termination benefits as of December 31, 2007, he would receive approximately $224,250, unless the termination were in connection with a change in control, in which case he would receive approximately $143,968. Mr. Abel’s compensation is determined by the Company’s Board, exclusive of Mr. Abel’s participation, and is based on the best judgment of the members of the Board, taking into consideration his total value to the Company and the Bank and the various aspects of his contribution.

The Company does not maintain any discretionary bonus or non-equity incentive plans or compensation programs, deferred compensation, defined contribution or defined benefit retirement plans, for non-employee directors, or in which such directors may participate.

Executive Officers Who Are Not Directors

Set forth below is certain information regarding persons who are executive officers of the Company or the Bank and who are not directors of the Company. Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years.

Susan G. Riel. Ms. Riel, 58, Executive Vice President – Chief Operating Officer of the Bank, and formerly Chief Administrative Officer, previously served as Executive Vice President - Chief Operating Officer of Columbia First Bank, FSB from 1989 until that institution’s acquisition by First Union Bancorp in 1995. Ms. Riel has over 28 years of experience in the commercial banking industry.

James H. Langmead. Mr. Langmead, 58, Senior Vice President and Chief Financial Officer of the Company since January 2007, and Executive Vice President and Chief Financial Officer of the Bank since January 2005, previously served as Chief Financial Officer of Sandy Spring Bank and Sandy Spring Bancorp. Mr. Langmead, a CPA, served in various financial and senior management roles with Sandy Spring Bank from 1992 through 2004. Prior to that time, Mr. Langmead managed the finance group at the Bank of Baltimore.

Thomas D. Murphy. Mr. Murphy, 60, has served as President Montgomery County Division of the Bank since June 2006, and was previously Executive Vice President - Chief Operating Officer of the Bank. He served at Allegiance from September 1994, including as Executive Vice President and Chief Operating Officer from December 1995 until November 1997. Prior to his service at Allegiance, he served in the same position at First Montgomery Bank from August 1991 until its acquisition by Sandy Spring National Bank of Maryland in  December 1993, and he served as a Vice President of that organization until September 1994. Mr. Murphy has 33 years experience in the commercial banking industry. Active in community affairs, he is past president of the Bethesda-Chevy Chase Chamber of Commerce.

Martha Foulon-Tonat. Ms. Tonat, 52, Executive Vice President and Chief Lending Officer of the Bank, served at Allegiance Bank from January 1990 to December 1997. Her duties included being Senior Vice President and Chief Lending Officer. Prior to her service at Allegiance Bank, Ms. Tonat served at various commercial banks in the area. She has over 24 years experience in the commercial banking industry.

Compensation Disclosure and Analysis

In this Compensation Disclosure and Analysis, we give an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Later in this proxy statement under the heading “Executive Compensation Tables,” you will find a series of tables containing specific information about the compensation earned or paid in 2007 to Mr. Paul, the Chief Executive Officer of the Company, Mr. Langmead, the Chief Financial Officer, and the four most highly compensated executive officers of the Company (including officers of the Bank) who received total compensation of $100,000 or more during the fiscal year ended December 31, 2007, referred to as our “named executive officers.”

Compensation Objectives

The primary objectives of the Board of Directors with respect to executive compensation is to tie annual and long-term cash and stock incentives to the achievement of measurable Company and individual performance objectives, thereby aligning the executive’s incentive with maintaining and increasing shareholder value. We attempt to achieve these objectives through compensation policies and programs that tie a significant portion of our named executives officers’ overall compensation, potentially 30-45% in the form of cash bonuses and equity compensation awards, to our short and long term financial performance. We also recognize that ours is a highly competitive market for executive officers, and that we compete for personnel against not only local community banks in Montgomery County and Washington D.C., but against national, regional and local institutions that operate in the entire metropolitan Washington D.C. area, and in surrounding markets. Our compensation philosophy is to reward our executives with compensation at or above market competitive rates, regardless of institution size, while rewarding outstanding performance. Although each of our executive officers is responsible for different areas of the Bank, they are viewed as having the same level of responsibility, therefore, the same base compensation is warranted. We differentiate the achievements of each executive officer’s performance in the cash bonus and equity compensation award.

During 2005, the Compensation Committee of the Bank first engaged Clark Consulting (“Clark”), an executive compensation and benefits consulting firm of national scope and reputation, to evaluate whether the Company’s compensation levels were reasonably competitive and to make specific compensation plan recommendations with respect to changes in executive compensation levels and development of an equity compensation strategy. The Company requested Clark’s review, as an objective third party, to summarize issues relative to topics such as competitive executive compensation and incentive practices with the intent to identify appropriate compensation levels. The review utilized 2005 proxy data for a peer group of 23 publicly traded banks(1), the selection of which was based upon similarities in asset size, geographic location, and performance (the “custom peer group”). A second peer group(2), comprised of the local community banks against which the Company perceives itself as directly competing for personnel (the “supplemental peer group”), was also reviewed. It was found that the Company’s equity based compensation, over three years, was on average in the 75th percentile compared to the custom peer group, while its equity compensation levels generally trailed those of the supplemental peer group. Therefore, based on the review of this peer group information, the Company sought to establish the 2006 Stock Plan, and to increase the percentage of executive compensation tied to performance based equity awards. In addition, as part of the overall review it was found that when

(1)                               First Mariner Bancorp, Inc. (FMAR); First United Corp (FUNC); Columbia Bancorp, Inc./Columbia Bank (acquired by Fulton Financial Corporation (FULT)); National Bankshares Inc. (NKSH); Shore Bancshares Inc. (SHBI); BCSB Bankcorp Inc. (BCSB); CNB Financial Corp. (CCNE); Republic First Bancorp Inc. (FRBK); Harleysville Savings Financial (HARL); Abington Community Bancorp (ABBC); Severn Bancorp Inc. (SVBI); Eastern Virginia Bankshares (EVBS); Old Point Financial Corp. (OPOF); Bryn Mawr Bank Corp. (BMTC); Fidelity Bancorp Inc. (FSBI); C&F Financial Corp. (CFFI); Middleburg Financial Corp. (MBRG); QNB Corp. (QNBC); Premier Community Bankshares (PREM); Highlands Bankshares Inc. (HBKA ); Washington Savings Bank FSB (WSB); Tri-County Financial Corp. (TCFC); Alliance Bankshares Corp. (ABVA).

(2)                               Sandy Spring Bancorp, Inc. (SASR); First Mariner Bancorp, Inc.; Cardinal Financial Corporation (CFNL); Columbia Bancorp, Inc./Columbia Bank; Virginia Commerce Bancorp, Inc. (VCBI); James Monroe Bancorp, Inc./James Monroe Bank (acquired by Mercantile Bankshares Corporation/PNC Financial Group, Inc.).

cash compensation was compared to the 75th percentile of the custom peer group, the Company’s level of cash compensation was trailing slightly, and was found to be low or below market, and to be below market when compared to the supplemental peer group. The Company did not retain a compensation consultant in connection with 2007 compensation decisions, although the Executive Compensation Committee has authorized the retention of a consultant on a biannual basis, commencing with 2008 decisions regarding 2009 compensation. Accordingly, compensation decisions for 2007 were made without the direct input of any independent third party, but based on the Executive Compensation Committee’s evaluation of changes in the compensation at the comparable companies, and current challenges facing the Company and community banking industry.

Compensation Components

The key components of our executive compensation program for all named executive officers other than Mr. Paul consist of a base salary, performance-based compensation plans, including our Senior Executive Incentive Bonus Plan, a performance based cash bonus plan, and the 2006 Stock Plan, a long-term equity based compensation plan, potential discretionary cash bonuses, and a 401(k) Plan. Base salary and bonus, or cash compensation, comprise the substantial portion of total executive compensation. For Mr. Paul, whose formal responsibilities have increased in recent years, base salary is the principal form of compensation, along with awards of stock options, which ties a significant portion of his compensation to increases in shareholder value as reflected in long term increases in the price of the common stock.

Base Salary

The Board of Directors believes that base salary for named executive officers should be targeted at market competitive levels, regardless of the size of the institution, while rewarding outstanding performance with above-average total compensation. Base salaries are reviewed annually and adjusted from time to time, based on our review of market data and assessment of Company and individual executive performance. For 2007, base salaries were targeted to be competitive with salaries of the supplemental peer group, while changes made to base salaries for 2008 were targeted to maintain the competitiveness of overall compensation with that peer group.

Senior Executive Incentive Bonus Plan

Executive management, including all named executive officers other than Mr. Paul, participates in the annual incentive bonus plan for senior executives. Under the plan, an executive is eligible to earn a percentage of his or her base salary based on achievement of Company and individual performance objectives. During 2007, participating executives could earn up to 23% of base salary in bonus, based upon Company wide and individual performance metrics, which can vary each year. The incentive bonus plan was established to maintain the competitiveness of our total cash compensation for executives compared to peers. In order for the executive to receive any portion of the potential aggregate bonus payout, the Company must first meet established income goals. Then, component portions of the aggregate potential bonus may be earned, based upon the achievement of designated performance targets relating to Non Interest Income, Net Interest Margin, Efficiency Ratio, Deposit Growth, Loan Growth, Non Interest Expense and/or other financial performance measures. The measures to which each named executive’s award is subject may vary depending on the officer’s area of responsibility. Each component portion of the potential bonus is subject to payment only if the target is met or exceeded in total, with no provision for partial or graduated payments. The actual bonus which an individual named executive officer may receive may therefore be equal to or below the indicated amount or percentage. In addition, the Board of Directors reserves the right to grant a discretionary bonus in addition to the performance related bonus, or to award all or a portion of the aggregate potential bonus where the targets are not met, based upon extenuating factors. No amounts were paid pursuant to the Senior Executive Incentive Bonus Plan for 2007 performance, as targets were not met, although discretionary bonuses were paid to named executive officers other than Mr. Paul. For 2008, participating officers are eligible to earn up to 23% of base salary under this plan.

Equity Compensation

We believe that our long-term interests are best advanced by aligning the interests of our executive officers with the interests of our shareholders. Accordingly, we make awards of stock options, stock appreciation rights (“SARS”) and restricted stock available to our executive officers pursuant to our 2006 Stock Plan, which was adopted by our shareholders in 2006. Previously, stock options were granted under our 1998 Stock Option Plan, but options may no longer be granted under the 1998 Stock Option Plan. Mr. Paul has been granted only stock options in order to tie his potential compensation to increases in shareholder value as reflected in the stock price. In 2007, other named executive officers were granted SARs with an expected value of 5% of base salary and performance based restricted stock with a grant date fair value of up to 20% of base salary assuming the maximum award were received. Previously all executive officers received awards of stock options, generally vesting in two equal annual installments, commencing on the date of grant. These awards are targeted to the 75th percentile of the custom peer group. In 2008, all named executive officers received grants of stock options, with three installment vesting.

Equity compensation awards for named executive officers and employees are generally approved in January or early February of each year, or in connection with revisions to annual compensation. Awards may be made periodically for new hires during the year. Awards are based on a number of criteria including the relative rank of the executive within the Company and his or her specific contributions to the success of the Company. Our equity award process is independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we expect that the release of material nonpublic information will not be timed with the purpose or intent to affect the value of executive compensation

401(k) Plan

Our 401(k) Plan allows all officers and employees of the Company working 1,000 hours or more in a calendar year to defer a portion of their compensation, and provides a match of up to 3% of their base salaries and bonus amounts, subject to certain IRS limitations. While the decision to match employee contributions is discretionary, all employees receive the same percentage match.

Employment and Severance Arrangements

Each of our named executive officers has an employment agreement which contains provisions for payments upon a change in control of the Company, and provides for noncompetition and nonsolicitation provisions benefiting the Company under certain circumstances. These agreements are described in detail under the caption “Executive Compensation Tables – Employment Agreements.” The Executive Compensation Committee, believes that the agreements provide continuity of executive management, employment security which is conducive to maximum employee effort and valuable protections for the Company and its executive officers.

Inter-Relationship of Elements of Total Compensation

The various elements of the compensation package are not interrelated. For example, if it does not appear as though the target bonus will be achieved, the size of equity compensation awards will not be affected. While the potential size of an element of compensation may be expressed as a percentage of base or total compensation, there is no significant interplay of the various elements of total compensation between each other. If awards that are granted in one year become less valuable, or less likely of vesting, the amount of the bonus or base compensation to be paid the executive officer for the next year is not impacted. Similarly, if equity awards become extremely valuable, the amount of base compensation or bonus to be awarded for the next year is not affected. While the Board has discretion to make exceptions to any base compensation or bonus payouts under existing plans, it has not approved any exceptions to the plans with regard to any executive officers.

Other Information

We have no equity or security ownership requirements or guidelines for executive officers, however, all of the executive officers own common stock, and options to purchase common stock, SARs payable in common stock or performance based awards of restricted stock pursuant to our equity compensation plans. We also have no policy with regard to the adjustment or recovery of awards or payments if the relevant company performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. We have not the need to address such circumstances, and expect that we would address the issue of award or payment recovery at the time circumstances requiring it present themselves, in light of all the facts and circumstances. Perquisites, which are not material to the named executives overall compensation, are noted in the Summary Compensation Table.

Input from the Chief Executive Officer is considered by the Executive Compensation Committee and Bank Compensation Committee regarding the criteria to be used to determine base salary, bonuses and other benefits for named executive officers other than the Chief Executive Officer. Although input from the Chief Executive Officer is considered by the Executive Compensation Committee, it is not given any disproportionate weight. The Executive Compensation Committee has the final authority on compensation matters for all executive officers.

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Disclosure and Analysis with management. Based on our review and discussion with management we have recommended to the Board of Directors that the Compensation Disclosure and Analysis be included in this proxy statement and incorporated by reference in our annual report on Form 10-K for the year ended December 31, 2007.

Members of the Company’s Executive Compensation Committee

Leonard L. Abel	Philip N. Margolius, Chairman
Leslie M. Alperstein, Ph.D.	Donald R. Rogers
Dudley C. Dworken	Leland M. Weinstein
Harvey M. Goodman

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Executive Compensation Tables

The following table sets forth a comprehensive overview of the compensation for Mr. Paul, the President of the Company, Mr. Langmead, the Chief Financial Officer of the Company, and the four most highly compensated executive officers of the Company (including officers of the Bank) who received total compensation of $100,000 or more during the fiscal year ended December 31, 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(2)	Non Equity Incentive Plan Compensation	All Other Compensation		Total
Ronald D. Paul, President and Chief	2007	$350,000	$—	$—	$74,228	$—	$—		$424,228
Executive Officer of the Company;
Chief Executive Officer of the Bank	2006	$197,827	$—	$—	$24,308	$—	$—		$222,235

James H. Langmead, Senior Vice	2007	$231,525	$20,000	$6,829	$6,029	$—	$19,697	(3)	$284,080
President, Chief Financial Officer
of the Company; Executive Vice	2006	$207,595	$14,327	$7,871	$5,211	$—	$5,691	(4)	$240,695
President, Chief Financial Officer
of the Bank

Michael T. Flynn, Executive Vice	2007	$236,080	$5,000	$7,325	$6,703	$—	$18,460	(5)	$273,568
President, Chief Operating Officer of
the Company; President - District of	2006	$236,080	$5,000	$9,768	$6,505	$—	$18,290	(6)	$275,643
Columbia Division of the Bank

Thomas D. Murphy, Executive Vice	2007	$231,525	$12,500	$7,090	$6,429	$—	$21,479	(7)	$279,023
President of the Company; President
- Montgomery County Division of	2006	$220,500	$12,500	$9,123	$6,075	$—	$19,922	(8)	$268,120
the Bank

Susan G. Riel, Executive Vice	2007	$231,525	$27,500	$7,090	$6,429	$—	$20,367	(9)	$292,911
President – Chief Operating Officer
of the Bank	2006	$207,595	$27,500	$9,123	$5,511	$—	$18,430	(10)	$268,159

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(2)	Non Equity Incentive Plan Compensation	All Other Compensation		Total
Martha Foulon-Tonat, Executive	2007	$231,525	$12,500	$7,090	$6,429	$—	$16,653	(11)	$274,197
Vice President – Chief Lending
Officer of the Bank	2006	$207,595	$12,500	$9,123	$5,511	$—	$14,726	(12)	$249,455

(1)        Reflects amounts earned pursuant to the discretionary awards under Company’s Senior Executive Incentive Bonus Plan. Amounts shown are earned and accrue in the year indicated and are paid in the following year, except with respect to Mr. Langmead’s 2006 payment, which was earned and paid 2006.

(2)        Represents the amount of expense recognized in year indicated with respect to awards of performance based restricted stock (in the case of Stock Awards) and options and SAR’s (in the case of Option Awards) for financial reporting purposes. Please refer to note 11 to the Company’s Consolidated Financial Statements for the year ended December 31, 2007 for a discussion of the assumptions used in calculating the grant date fair value.

(3)        Includes $9,000 car allowance, $3,799 insurance premium and $6,898 401(k) matching contribution.

(4)        Represents 401(k) matching contribution.

(5)        Includes $9,000 car allowance, $2,690 insurance premium and $6,770 401(k) matching contribution.

(6)        Includes $9,000 car allowance, $2,690 insurance premium and $6,588 401(k) matching contribution. Does not include $51,065 of income recognized by Mr. Flynn as a result of the disqualifying disposition of shares issued upon the exercise of incentive stock options.

(7)        Includes $9,000 car allowance, $5,534 insurance premium and $6,945 401(k) matching contribution.

(8)        Includes $7,800 car allowance, $5,534 insurance premium and $6,588  401(k) matching contribution.

(9)        Includes $9,000 car allowance, $4,422 insurance premium and $6,945 401(k) matching contribution.

(10)      Includes $7,800 car allowance, $4,432 insurance premium and $6,208 401(k) matching contribution.

(11)      Includes $9,000 car allowance, $909 insurance premium and $6,744 401(k) matching contribution.

(12)      Includes $7,800 car allowance, $728 insurance premium and $6,198  401(k) matching contribution.

The Company does not maintain (i) any defined benefit retirement plans, or (ii) any nonqualified deferred compensation programs or arrangements.

Employment Agreements. The Company and Mr. Paul are parties to an employment agreement governing his service and compensation as President of the Company. The current term of Mr. Paul’s employment agreement expires on December 31, 2010. On each December 31, the term of the agreement automatically extends for one additional year, unless Mr. Paul has given notice of his intention not to renew the term. Under his agreement, Mr. Paul is entitled to receive a current annual base salary of $350,000, subject to periodic increase. Mr. Paul was not granted options during 2007, although he was granted incentive options to purchase 25,000 shares of common stock, and nonincentive options to purchase 3,250 shares of common stock in his capacity as a director, in January 2008. Mr. Paul may receive additional grants of options and may also receive a bonus in the discretion of the Board of Directors. The compensation under Mr. Paul’s employment agreement is in lieu of all other cash fees for service on the Boards of Directors or any committees of the Company and the Bank. In the event of termination of Mr. Paul’s employment for any reason other than for cause (as defined), Mr. Paul (or his estate), is entitled to receive an amount in cash equal to 2.99 times his then current base salary, subject to certain limitations in the event that his termination occurs in connection with a change in control (as defined) of the Company or the Bank. In addition, all of Mr. Paul’s options will immediately vest upon any termination.

If Mr. Paul were entitled to receive the termination benefits as of December 31, 2007, he would receive approximately $1,050,000, or approximately $363,508 if the termination were in connection with a change in control. Additionally, in the event of any termination, all of the unvested options held by Mr. Paul will accelerate and become immediately exercisable. At December 31, 2007, all of the 29,151 unvested options held by Mr. Paul were out of the money.

Each of the five other named executive officers has an employment agreement with EagleBank. Each of the agreements, other than Mr. Flynn’s, expires December 31, 2009. Mr. Flynn’s agreement expires December 31, 2008. The table below sets forth the current base salary, amount of Bank paid life insurance (at standard rates), and annual car allowance to which the named executive officers are entitled. Each of these officers is also entitled to participation in all other health, welfare, benefit, stock, option and bonus plans, if any, generally available to all officers and employees of the Bank or the Company. Under each agreement if the officer’s employment is terminated without cause for reasons other than death, disability or in connection with a change of control (as defined), he/she would be entitled to receive continued payment of base salary through the end of the term of his/her agreement, subject to his/her compliance with the noncompete and nondisturbance provisions of the agreement. The noncompete and nondisturbance provisions (the “Noncompete Provisions”) provide that (i) for 180 days after termination, or until the end of the original term of the agreement, whichever is earlier, the officer will not in any capacity render any services to a bank or savings and loan or a holding company of a bank or savings and loan  or to any person or entity that is attempting to form a bank, with respect to any office, branch or other facility that is (or is proposed to be) located within a thirty–five (35) mile radius of the location of the Company’s headquarters, and (ii) for twelve (12) months after the last date of employment, the officer will not, directly or indirectly, induce or attempt to induce any customers, suppliers, officers, employees, contractors, consultants, agents or representatives of, or any other person that has a business relationship with, the Company or any of its parent, subsidiaries and affiliates to discontinue, terminate or reduce the extent of their relationship with the Company and/or any such parent, subsidiary or affiliate or to take any action that would disrupt or otherwise be disadvantageous to any such relationship, or otherwise solicit any customer or employee of the Company. The amount to which each of the officers would be entitled to if he/she were terminated, other than for cause or in connection with a change in control, as of December 31, 2007 is set forth in the fifth column of the table below.

In the event of termination of the other named executive officer’s employment, or reduction in his/her compensation or position or responsibilities within 120 days before or after a change in control, or the voluntary termination of employment within the 30 day period following 120 days after a change in control, each of the other named executive officers would be entitled to receive a lump sum payment equal to 2.99 times his/her base salary, subject to adjustment to avoid adverse tax consequences resulting from characterization of such payment for tax purposes as a “parachute payment,” and all unvested stock options, SARs and restricted stock awards would immediately vest and become exercisable. The amount of the cash payment which each of the other named executive officers would be entitled to receive if the change in control termination benefits were paid as of December 31, 2007 is set forth in column 6 of the table below, the value of the accelerated equity awards is set forth in column 7 of the table below, and the sum of these two amounts is set forth in column 8.

Column Number	1	2	3	4	5	6	7	8
Name and Title	Base Salary	Car Allowance	Bank Paid Life Insurance (at standard rates)(1)	Payment Following Termination Without Cause	Cash Payment Upon Termination in Connection with a Change in Control	Value of Equity Awards Accelerated Upon a Change in Control(2)	Sum of Amounts Payable Upon a Change in Control (Sum of Columns 6 and 7)
Michael T. Flynn, Executive Vice President, Chief Operating Officer of the Company; President - District of Columbia Division of the Bank	$243,101	$9,000	$750,000	$243,101	$705,879	$15,888	$721,767

James H. Langmead, Senior Vice President, Chief Financial Officer of the Company; Executive Vice President, Chief Financial Officer of the Bank	$243,101	$9,000	$750,000	$486,202	$651,972	$14,290	$666,262

Thomas D. Murphy, Executive Vice President of the Company; President Montgomery County Division of the Bank	$243,101	$9,000	$750,000	$486,202	$631,930	$15,234	$647,164

Susan G. Riel, Executive Vice President – Chief Operating Officer of the Bank	$243,101	$9,000	$750,000	$486,202	$543,784	$15,234	$559,018

Martha Foulon -Tonat, Executive Vice President – Chief Lending Officer of the Bank	$243,101	$9,000	$750,000	$486,202	$531,880	$15,234	$547,113

(1)                     The cost of this benefit is reflected under “All Other Compensation” in the Summary Compensation Table, and the amount paid in respect of each officer is reflected in the footnotes to that table.

(2)                     Reflects the excess of the last trade price for the Company’s common stock on December 31, 2007 over the exercise or strike price of unvested options and SARs, plus the last trade price of unvested shares of restricted stock. Out of the money options and SARs have been excluded from the calculation.

Grants of Plan-Based Awards

The following table presents information regarding awards made during 2007 to named executive officers under the Company’s 2006 Stock Plan and Senior Executive Incentive Bonus Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Target	Threshold	Target	Maximum
Ronald D. Paul		—	—	—	—	—	—		$—	$—

James H. Langmead	2/1/2007	$53,250	692	1,384	2,769	—	4,062	(2)	$16.73	$57,881

Michael T. Flynn	2/1/2007	$54,298	706	1,412	2,823	—	4,142	(2)	$16.73	$59,020

Thomas D. Murphy	2/1/2007	$53,250	692	1,384	2,769	—	4,062	(2)	$16.73	$57,881

Susan G. Riel	2/1/2007	$53,250	692	1,384	2,769	—	4,062	(2)	$16.73	$57,881

Martha Foulon-Tonat	2/1/2007	$53,250	692	1,384	2,769	—	4,062	(2)	$16.73	$57,881

(1)   Represents the number of shares subject to performance based awards of restricted stock under the Company’s 2006 Stock Plan.

(2)   Represents the number of shares subject to awards, not performance based, of SARs under the Company’s 2006 Stock Plan.

Under the 2006 Stock Plan, implemented in 2006 the Company can make awards of stock options, stock appreciation rights (“SARs”) and restricted stock to employees of the Company and Bank, including all of the named executive officers. While Mr. Paul is eligible for grants of SARs and restricted stock under the 2006 Stock Plan, to date he has received awards of stock options only, as a result of negotiations between Mr. Paul and the Executive Compensation Committee, and the determination by the Executive Compensation Committee that the equity portion of his compensation should be linked to the increase in the market price of the Company’s common stock, which best reflects the creation of shareholder value, and not narrower performance goals which while essential to long term shareholder value, may not be rewarded in the market price of the common stock. Mr. Paul did not receive any equity compensation awards in 2007.

A SAR is a right that entitles the holder to receive, all or a percentage of the difference between (i) the fair market value of the shares of common stock subject to the SAR at the time of its exercise, and (ii) the fair market value of such shares at the time the SAR was granted. The SAR awards made to named executive officers in 2007 vest on February 1, 2010, will be exercisable until February 28, 2010, and entitle the holders to receive the difference between the grant date and exercise date fair market value of the indicated number of shares of common stock, payable in shares of common stock. The SAR awards are not subject to any performance or other conditions, other than continued employment. The shares of restricted stock awarded in 2007 are performance based awards within the meaning of the 2006 Stock Plan, and vest in whole or in part on February 1, 2010, subject to the satisfaction of the threshold, target, or maximum award performance conditions established by the Board of Directors.

The base price of SAR’s and the exercise price of stock options may not be less than 100% of the market value of the common stock on the date of grant. Under the 2006 Plan, the market value is the average of the high and low selling price on the NASDAQ on date in question. The equity award process is independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we expect that the release of material nonpublic information will not be timed with the purpose or intent to affect the value of executive compensation. In general, equity awards other than those to new hires are made in January or February of each year, or in connection with the adjustment of salary levels.

The payouts under non-equity incentive plan awards reflected in the table represent the maximum amount of formula payment which the named executive officer could have earned with respect to 2007 performance under  the Senior Executive Incentive Bonus Plan if each of the performance targets established by the Board of Directors in its capacity as compensation committee were achieved. The aggregate amount which could be earned represented, in 2007, 23% of salary. A portion of the aggregate amount is subject to the achievement of designated Company or divisional performance targets. Each such portion is subject to payment only if the target is met or exceeded in total, with no provision for partial or graduated payments. The targets were established with the expectation that the goals were stretch goals, representing performance standards in excess of expected results. Mr. Paul does not participate in the Senior Executive Incentive Bonus Plan. No amounts were paid in 2008 in respect of the 2007 awards.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, on an award by award basis, information concerning all awards of stock options, SARs and restricted stock held by named executive officers at December 31, 2007. All options and SAR’s were granted with an exercise or base price of 100% of market value as determined in accordance with the applicable plan. The number of shares subject to each award and the exercise or base price have been adjusted to reflect all stock dividends, and stock splits effected after the date of such award, but have not otherwise been modified.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
Ronald D. Paul	1,847	(2)	—	$3.3812	3/30/2010
	1,847	(2)	—	$3.3812	6/29/2010
	1,847	(2)	—	$3.2756	9/29/2010
	1,847	(2)	—	$3.5419	12/30/2010
	1,738	(2)	—	$3.5496	3/30/2011
	959	(2)	—	$6.5089	6/29/2011
	916	(2)	—	$6.8047	9/29/2011
	1,040	(2)	—	$6.0059	12/30/2011
	561	(2)	—	$7.1066	1/30/2012
	561	(2)	—	$7.7811	2/27/2012
	564	(2)	—	$9.3195	3/30/2012
	561	(2)	—	$9.0237	4/29/2012
	561	(2)	—	$9.1716	5/30/2012
	564	(2)	—	$8.6095	6/29/2012
	561	(2)	—	$6.6568	7/30/2012
	561	(2)	—	$7.4320	8/30/2012
	564	(2)	—	$7.1006	9/29/2012
	561	(2)	—	$7.3077	10/30/2012
	561	(2)	—	$7.4320	11/29/2012
	564	(2)	—	$8.0828	12/30/2012
	561	(2)	—	$8.2840	1/30/2013
	561	(2)	—	$8.7692	2/27/2013
	564	(2)	—	$8.1361	3/31/2013
	561	(2)	—	$8.1184	4/29/2013
	561	(2)	—	$8.1365	5/31/2013
	564	(2)	—	$8.8757	6/29/2013
	561	(2)	—	$8.0947	7/30/2013
	561	(2)	—	$8.5207	8/30/2013
	564	(2)	—	$8.9941	9/29/2013
	561	(2)	—	$10.2722	10/30/2013

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Ronald D. Paul	561	(2)	—		$10.1775	11/29/2013
	44,944	(3)	—		$10.4556	12/30/2013
	849	(4)	29,151	(4)	$18.7150	10/17/2016

Michael T. Flynn	—		2,226	(5)	$19.4600	1/31/2009
	—		4,142	(6)	$16.725	2/28/2010
	18,350	(7)	—		$11.3846	1/23/2014
	8,450	(7)	—		$11.9882	1/13/2015
							607	(8)	$7,345
							706	(9)	$8,543

James H. Langmead	8,450	(7)	—		$12.1716	1/03/2015
	—		1,793	(5)	$19.4600	1/31/2009
	—		4,062	(6)	$16.725	2/28/2010
							489	(8)	$5,917
							692	(9)	$8,373

Thomas D. Murphy	8,872	(7)	—		$3.3812	12/11/2009
	—		2,079	(5)	$19.4600	1/31/2009
	—		4,062	(6)	$16.725	2/28/2010
	14,196	(7)	—		$6.1285	5/15/2011
	5,915	(7)	—		$5.9468	12/1/2011
	8,450	(7)	—		$11.0882	1/10/2013
	4,647	(7)	—		$8.4894	5/18/2013
	8,450	(7)	—		$10.3550	1/3/2014
							567	(8)	$6,861
							692	(9)	$8,373

Susan G. Riel	8,872	(7)	—		$3.3812	12/2/2008
	—		2,079	(5)	$19.4600	1/31/2009
	—		4,062	(6)	$16.725	2/28/2010
	5,915	(7)	—		$3.4869	7/6/2010
	8,281	(7)	—		$6.1285	5/15/2011
	4,225	(7)	—		$5.9468	12/4/2011
	4,647	(7)	—		$8.1894	5/18/2013
	8,450	(7)	—		$10.9290	1/11/2014
	8,450	(7)	—		$11.9882	1/13/2015
							567	(8)	$6,861
							692	(9)	$8,373

Martha Foulon-Tonat	8,872	(2)	—		$3.3812	12/2/2008
	—		2,079	(5)	$19.4600	1/31/2009
	—		4,062	(6)	$16.725	2/28/2010

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Martha Foulon-Tonat	5,915	(7)	—	$3.4869	7/6/2010
	8,281	(7)	—	$6.1285	5/15/2011
	4,225	(7)	—	$5.9468	12/4/2011
	4,647	(7)	—	$8.1894	5/18/2013
	8,450	(7)	—	$10.9290	1/11/2014
	8,450	(7)	—	$11.9882	1/13/2015
						567	(8)	$6,861
						692	(9)	$8,373

(1)   Based on the $12.10 closing price of the common stock on December 31, 2007.

(2)   Vested immediately upon grant.

(3)   Represents grant of stock options pursuant to Company’s 1998 Stock Option Plan. Vest in installments, commencing with an installment of 4,391 shares immediately upon grant, three annual installments of 9,562 shares on January 15, 2004 through 2006 and a final installment of 8,044 shares on January 15, 2007.

(4)   Represents grant of stock options pursuant to Company’s 2006 Stock Plan. Vests in installments, commencing with an installment of 849 shares on January 1, 2007, five annual installments of 5,343 shares on January 1, 2008 through 2012 and a final installment of 2,436 shares on January 1, 2013.

(5)   Represents grant of SARs pursuant to the Company’s 2006 Stock Plan. Such grant vests in its entirety on January 1, 2009 if the grantee is continuously employed by the Company through such date.

(6)   Represents grant of SARs pursuant to the Company’s 2006 Stock Plan. Such grant vests in its entirety on February 1, 2010 if the grantee is continuously employed by the Company through such date.

(7)   Represents grant of stock options pursuant to the Company’s 1998 Stock Option Plan. All options have a term of 10 years from the date of grant. Except as otherwise indicated, such awards vested in two equal installments, the first on the date of grant and the second on the first anniversary thereof.

(8)   Represents threshold level grant of performance based restricted stock pursuant to the Company’s 2006 Stock Plan. Vests, subject to satisfaction of designated performance conditions, on January 31, 2009.

(9)   Represents threshold level grant of performance based restricted stock pursuant to the Company’s 2006 Stock Plan. Vests, subject to satisfaction of designated performance conditions, on  February 28, 2010.

Options Exercised and Stock Vested

The following table sets forth information regarding options exercised by the named executive officers during 2007, and the aggregate amount realized upon such exercises, based on the difference between the closing market value on the exercise date and the exercise or base price.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise	Exercise	Vesting	Vesting
Ronald D. Paul	118,300	$1,105,403	—	—
James H. Langmead	—	—	—	—
Michael T. Flynn	1,500	$6,623	—	—
Thomas D. Murphy	—	—	—	—
Susan G. Riel	—	—	—	—
Martha Foulon-Tonat	—	—	—	—

Employee Benefit Plans. The Bank provides a benefit program which includes health and dental insurance, life and long term and short term disability insurance and a 401(k) plan under which the Company makes matching contributions up to 3% of an employee’s salary, for all officers and employees working 1,000 hours or more in a calendar year.

Equity Compensation Plans. The Company maintains two equity compensation plans, the 1998 Stock Option Plan (the “1998 Plan”), adopted by shareholders at the 1999 annual meeting, and the 2006 Stock Plan (the “2006 Stock Plan”), adopted by the shareholders at the 2006 annual meeting. The purpose of each plan is to attract, retain, and motivate key officers, employee and directors of the Company and the Bank by providing them with a stake in the success of the Company as measured by the value of its shares.

Under the 1998 Plan, 1,485,551 shares of common stock (as adjusted for the 25% stock split in the form of a dividend paid on March 31, 2000, the 40% stock split in the form of a dividend paid on June 15, 2001 and the 30% stock splits in the form of stock dividends paid on February 28, 2005 and July 5, 2006), were available for issuance upon the exercise of incentive stock options (“ISOs”) or non-incentive stock options (“Non-ISOs”) granted to key employees, and warrants (“Warrants”) and other Non-ISOs granted to directors. At March 20, 2008, an aggregate of 568,473 options to purchase common stock were outstanding under the 1998 Plan. No further options may be granted under the 1998 Plan, which was terminated upon approval by shareholders of the 2006 Stock Plan.

Under the 2006 Stock Plan, an aggregate of 650,000 shares of common stock (as adjusted) are available for issuance upon the exercise of incentive stock options, nonincentive stock options and SARs, and the award of shares of restricted stock to such employees as the Committee may designate, and may grant Non-ISOs to directors and advisory board members of the Company, the Bank, and their affiliates. In the event of any merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares or similar event in which the number or kind of shares is changed without receipt or payment of consideration by the Company, the number and kind of shares of stock as to which options, SARs and restricted stock may be awarded under the 2006 Stock Plan, the affected terms of all outstanding options, SARs and shares of restricted stock, and the aggregate number of shares of common stock remaining available for grant under the 2006 Stock Plan will be adjusted.

The 2006 Stock Plan is administered by a committee (the “Committee”), appointed by the Board of Directors of the Company, consisting of not less than three (3) members of the Board. Members of the Committee must be independent within the meaning of the listing requirements of NASDAQ, may not be employees, and serve at the pleasure of the Board of Directors. The members of the Executive Compensation Committee are also designated as the Stock Option Committee, with Mr. Weinstein serving as Chairman.

The 2006 Stock Plan has a term of ten years from May 26, 2006, its effective date, after which date no awards may be granted. The maximum term for an option or SAR is ten years from its date of grant, except that the maximum term of an ISO may not exceed five years if the optionee owns more than 10% of the common stock on the date of grant. The expiration of the 2006 Stock Plan, or its termination by the Committee, will not affect any award then outstanding.

The exercise price of options under the 2006 Stock Plan may not be less than 100% of the fair market value of the common stock on the date of grant. In the case of an optionee who owns more than 10% of the outstanding common stock on the date of grant, such option price may not be less than 110% of fair market value of the shares. The base price of SARs may not be less than 100% of the fair market value of the common stock on the date of grant. If the common stock is listed on a national securities exchange (including the Nasdaq Stock Market) on the date of grant, then the market value per share will be not less than the average of the highest and lowest selling price. In the event that the fair market value per share of the common stock falls below the exercise price of previously granted options, the Committee will have the authority, with the consent of the optionee, to cancel outstanding options and to issue new options with an exercise price equal to the then current fair market price per share of the common stock, provided that no such repricing will occur without ratification or approval by the shareholders.

Restricted stock is an award of shares of common stock that is subject to forfeiture, restrictions against transfer, meeting specific corporate or individual performance or achievement standards or goals, or other conditions or restrictions set forth in an award agreement. The Committee has discretion at the time of making a restricted stock grant to determine a period of up to five years during which the shares granted will be subject to restrictions, and the conditions that must be satisfied in order for the shares of restricted stock to become unrestricted (i.e., vested and nonforfeitable). For example, the Committee may condition vesting upon a recipient’s continued employment or upon the recipient’s attainment of specific corporate, divisional, or individual performance or achievement standards or goals. However, the minimum vesting period for restricted stock is three years if the vesting is based solely on the passage of time and continued employment, although vesting may occur ratably over such period; and the minimum measurement date for vesting of restricted stock based upon performance criteria is one year.

Until a recipient’s interest vests, restricted stock is nontransferable and forfeitable. Nevertheless, the recipient may be entitled to vote the restricted stock and to receive dividends and other distributions made with respect to restricted stock grants that are issued subject to forfeiture in the event that the vesting conditions are not met, as opposed to shares that are issued only upon satisfaction of the conditions. To the extent that a recipient becomes vested in restricted stock and has satisfied applicable income tax withholding obligations, the Company will deliver unrestricted shares of common stock to the recipient. At the end of the restriction period, the recipient will forfeit to the Company any issued shares of restricted stock as to which the recipient did not earn a vested interest during the restriction period, i.e. where the performance based conditions are not met.

Change in Control. Notwithstanding the provisions of any option, SAR or restricted stock award which provide for its exercise or vesting in installments or subject to conditions, all awards will be immediately exercisable and fully vested upon the occurrence of a change in control. At the time of a change in control that does not constitute a “transaction”, the participant shall, at the discretion of the Committee, be entitled to receive cash in an amount equal to the excess of the fair market value of the common stock subject to an option or SAR over the exercise price of such shares, in exchange for the cancellation of such options and SARs by the optionee. Notwithstanding the previous sentence, in no event may an option or SAR be cancelled in exchange for cash, within the six-month period following the date of its grant.

In the event of a “change in control” that is a “transaction”, all awards of options, SARs and restricted stock must be surrendered, and with respect to each award surrendered, the Board will in its sole and absolute discretion determine whether the holder of the surrendered award will receive: (1) an award for the number and kind of shares into which each outstanding share (other than shares held by dissenting shareholders) is changed or exchanged, together with an appropriate adjustment to the exercise price; (2) the number and kind of shares into which each outstanding share (other than shares held by dissenting shareholders) is changed or exchanged in the transaction that are equal in market value to the excess of the market value on the date of the transaction of the shares subject to the option or SAR, over the exercise price; or (3) a cash payment (from the Company or the successor corporation) in an amount equal to the excess of the market value on the date of the transaction of the shares subject to the option or SAR over the exercise price.

For purposes of the 2006 Plan, “change in control” means any one of the following events: (1) the acquisition of ownership, holding or power to vote more than 50% of the Bank’s or Company’s voting stock, (2) the acquisition of the power to control the election of a majority of the Bank’s or Company’s directors, (3) the exercise of a controlling influence over the management or policies of the Bank or the Company by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), or (4) the failure of “Continuing Directors” to constitute at least two-thirds of the Board of Directors of the Company or the Bank (the “Company Board”) during any period of two consecutive years. For purposes of this Plan, “Continuing Directors” shall include only those individuals who were members of the Company Board at the Effective Date and those other individuals whose election or nomination for election as a member of the Company Board was approved by a vote of at least two-thirds of the Continuing Directors then in office. The decision of the Committee as to whether a change in control has occurred shall be conclusive and binding. “Transaction” means (i) the liquidation or dissolution of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity, or (iii) the sale or disposition of all or substantially all of the Company’s assets. No adjustment upon a change in control, a “transaction” or otherwise may be made in such a manner as to constitute a modification, within the meaning of Section 424(h) of the Code, of outstanding ISOs. If, by reason of any such adjustments, an optionee becomes entitled to new, additional, or different shares of stock or securities, such new, additional, or different shares of stock or securities shall thereupon be subject to all of the conditions and restrictions which were applicable to the shares pursuant to the option before the adjustment was made.

As of December 31, 2007, the Company had options for the purchase of an aggregate of 716,297 shares of common stock issued and outstanding under all equity compensation plans, SARs which may only be settled by the issuance of stock outstanding with respect to 30,647  shares and restricted stock awards with respect to 26,579 shares outstanding. Subsequent to December 31, 2007, options to purchase an aggregate of 79,300 shares of common stock were granted to non-executive officer employees, an aggregate of 34,000 options were granted to directors of the

Company and Bank (including Mr. Paul), as disclosed under “Election of Directors – Director Compensation” above, and options were granted to the named executive officers as set forth below:

Name	Options Granted
Ronald D. Paul	25,000
Michael T. Flynn	3,000
James H. Langmead	5,000
Thomas D. Murphy	4,000
Susan G. Riel	5,000
Martha Foulon-Tonat	4,500
All executive officers as group (6 persons)	46,500

All of the options granted to named executive officers subsequent to December 31, 2007 have an exercise price of $13.0543 per share and have a ten year term. All of the options, other than those granted to Mr. Paul, vest in three substantially equal annual installments, commencing on the date of grant. Mr. Paul’s options vest as follows: 4,167 on January 16, 2013, 7,660 on January 16, 2014, 7,660 on January 16, 2015 and 5,513 on January 16, 2016.

At March 20, 2008, 335,675 shares of common stock remained available for issuance pursuant to the 2006 Stock Plan.

Employee Stock Purchase Plan. The Company also maintains the 2004 Employee Stock Purchase Plan (the “ESPP”). Under the ESPP a total of 253,500 shares of common stock, were reserved for issuance to eligible employees at a price equal to at least 85% of the fair market value of the shares of common stock on the date of grant, and subject to limitations contained in the Internal Revenue Code. Grants each year expire no later than the last business day of January in the calendar year following the year in which the grant is made. No grants were made under the ESPP in 2007 or in 2008. The ESPP expires in June 2008. As of March 20, 2008, 125,094 shares of common stock remained available for issuance under this Plan.

Certain Relationships and Related Transactions

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with some of its and the Company’s directors, officers, and employees and their associates. In the past, all of such transactions have been on the same terms, including interest rates, maturities and collateral requirements as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features. Loans to insiders require approval by the Board of Directors, with any interested director not participating. The Company also applies the same standards to any other transaction with an insider. Additionally, loans and other related party transactions involving Company directors must be reviewed and approved by the Audit Committee.

The maximum aggregate amount of loans (including lines of credit) to officers, directors and affiliates of the Company and Bank during the year ended December 31, 2007 amounted to $18.2 million, representing approximately 22.4% of the Company’s total shareholders’ equity at December 31, 2007. In the opinion of the Board of Directors, the terms of these loans are no less favorable to the Bank than terms of the loans from the Bank to unaffiliated parties. On December 31, 2007, $18.2 million of loans were outstanding to individuals who, during 2007, were officers, directors or affiliates of the Company and Bank. At the time each loan was made, management believed that the loan involved no more than the normal risk of collectability and did not present other unfavorable features. None of such loans were classified as Substandard, Doubtful or Loss.

The Bank leases certain office space, at a current monthly rental of $41,936, excluding certain pass through expenses, from two limited liability companies in which a trust for the benefit of Mr. Paul’s children has an 85% interest in the first company and a 51% interest in the second company.

Mr. Rogers is a partner in the law firm Shulman, Rogers, Gandal, Pordy & Ecker, P.A. which has provided, and continues to provide, legal services to the Company and its subsidiaries. During 2007, the Company and its subsidiaries paid aggregate fees of approximately $21,372 to that firm.

The Bank has obtained certain deposits through title company clients in which Mr. Soto, a director of the Bank has a direct interest, and for which a broker fee of .50% of average deposits is paid to him monthly in arrears. During 2007, approximately $28 thousand in broker fees was paid.

Mr. Goodman is President of The Goodman, Gable, Gould Company, a public insurance adjusting firm, which represents the Bank, on a contingent fee basis, in connection with insurance claims in respect of a charged off loan. No amounts were paid to that firm during 2007.

Ryan Riel, the adult son of Ms. Riel, is employed by the Bank as a loan officer. During 2007, Mr. Riel’s compensation was $120,000 plus incentive bonus payments and awards of stock options. Mr. Riel’s compensation is determined on the same basis as all other comparable employees, and is determined by the Bank Compensation Committee, without any participation or input by Ms. Riel.

AMENDMENT TO ARTICLES OF INCORPORATION

TO INCREASE AUTHORIZED CAPITAL STOCK

At the meeting, the shareholders are being asked to approve an amendment to the Company’s Articles of Incorporation which would increase the number of authorized shares of common stock from 20,000,000 shares to 50,000,000 shares. The Board of Directors is proposing the amendment to ensure that a sufficient amount of capital stock is available for issuance in the future by the Company, upon action of the Board of Directors. The Board of Directors believes that the proposed increase in the authorized common stock is in the best interest of the Company and unanimously recommends a vote FOR the proposed amendment.

The Amendment. The Board of Directors has approved, subject to shareholder approval, the amendment of Article III of the Articles of Incorporation to read in its entirety as follows:

“ARTICLE III. Capital Stock. The number of shares of stock of all classes which the Corporation shall have authority to issue is fifty one million (51,000,000), fifty million (50,000,000) of which shall be Common Stock, par value $.01 per share and one million (1,000,000) of which shall be preferred stock, par value $.01 per share, and the aggregate par value of all shares of all classes of stock is $510,000. The Board of  Directors, by action of a majority of the full Board of Directors, shall have the authority to issue the shares of preferred stock from time to time on such terms as it may determine, and to divide the preferred stock into one or more classes or series, and, in connection with the creation of such classes or series to fix by resolution or resolutions the designations, voting powers, preferences, participation, redemption, sinking fund, conversion, dividend, and other optional or special rights of such classes or series, and the qualifications, limitations or restrictions thereof.”

Purpose of Amendment. The Articles of Incorporation currently authorize the issuance of up to 21,000,000 shares of capital stock, 20,000,000 of which are common stock and 1,000,000 of which are undesignated preferred stock. As of the record date for the meeting, the Company had 9,790,252 shares of common stock outstanding, 1,369,814 shares of common stock reserved for issuance to directors, officers and employees under the Company’s equity compensation plans, and 453,000 shares of common stock reserved for issuance under the Company’s dividend reinvestment plan. Additionally, in connection with the proposed merger pursuant to which the Company will acquire Fidelity & Trust Financial Corporation in a stock for stock transaction, the Company has reserved an aggregate of 4,500,000 shares of common stock for issuance in the proposed merger and upon the exercise of options issued under Fidelity & Trust Financial Corporation’s option plans. This leaves only 3,886,934 authorized, unissued and unreserved shares of common stock available for issuance in capital raising transactions, as stock dividends, stock splits or for other corporate purposes.

While the Company has no current plans to issue any shares of capital stock other than pursuant to the plans and agreements described above, the Company may decide to issue common stock in connection with, among other things, capital raising, corporate acquisitions and other transactions, stock splits, stock dividends, and existing and future benefit plans. The currently available number of shares of common stock may not be sufficient to enable the Company to promptly respond to its capital or transactional needs. A delay in a transaction necessary to obtain shareholder approval, and the risk of not obtaining shareholder approval, could be detrimental to the Company and its shareholders in pursuing attractive opportunities, or responding to market conditions.

Therefore, the Board is proposing an amendment of the Articles of Incorporation to increase the authorized capital stock from 21,000,000 to 51,000,000 shares, which would increase the authorized, unreserved, common stock available for issuance from 3,886,934 to 33,886,934 shares.

Authorized, unissued and unreserved capital stock may be issued from time to time for any proper purpose without further action of the shareholders, except as required by the Articles of Incorporation and applicable law. Each share of common stock authorized for issuance has the same rights as, and is identical in all respects to, each other share of common stock. The newly authorized shares of common stock will not affect the rights, such as voting and liquidation rights, of the shares of common stock currently outstanding. Shareholders will not have preemptive rights to purchase any subsequently issued shares of common stock.

The ability of the Board of Directors to issue additional shares of capital stock without additional shareholder approval may be deemed to have an anti-takeover effect, since unissued and unreserved shares of capital stock could be issued by the Board of Directors in circumstances that may have the effect of deterring takeover bids. The Board of Directors does not intend to issue any additional shares of capital stock except on terms which it deems in the best interests of the Company and its shareholders.

Vote Required and Recommendation of the Board of Directors. Approval of the proposed amendment to the Articles of Incorporation requires the favorable vote of at least two-thirds of the outstanding stock entitled to vote. It is expected that all of the 1,579,802 shares, or 16.2% of the outstanding common stock over which directors of the Company exercise voting power will be voted for the proposed amendment. The Board of Directors unanimously recommends that shareholders vote “FOR” approval of the proposed amendment.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Stegman & Company to audit the Company’s financial statements for the fiscal year ending December 31, 2008. Stegman & Company has audited the financial statements of the Company since its organization. Representatives of Stegman & Company are expected to be present at the meeting and available to respond to appropriate questions. The representatives also will be provided with an opportunity to make a statement, if they desire.

Fees Paid to Independent Accounting Firm

Audit Fees. During 2007, the aggregate amount of fees billed to the Company by Stegman & Company for services rendered by it for the audit of the Company’s financial statements and review of financial statements included in the Company’s reports on Form 10-Q, and for services normally provided in connection with statutory and regulatory filings was $94,083. In 2006, Stegman & Company billed $95,233 for such services.

Audit–Related Fees. During 2007, the aggregate amount of fees billed to the Company by Stegman & Company for services related to the performance of audit services was $12,100. These services included an audit of the Company’s 401(k) Plan. In 2006, Stegman & Company billed the Company $17,073 for services related to the performance of the audit services. These services included an audit of the Company’s 401(k) Plan and research and other assistance in determining and establishing the appropriate accounting for the Company’s 2006 Stock Plan and certain loans held by the Company.

Tax Fees. During 2007, the aggregate amount of fees billed to the Company by Stegman & Company for tax advice, compliance and planning services was $9,108. In 2006, Stegman & Company billed $7,600 for such services.

All Other Fees. Stegman & Company did not bill the Company any amounts for other services in 2007 or 2006.

None of the engagements of Stegman & Company to provide services other than audit services was made pursuant to the de minimus exception to the pre-approval requirement contained in the rules of the Securities and Exchange Commission and the Company’s audit charter.

FORM 10-K ANNUAL REPORT

The Company will provide, without charge, to any shareholder of record entitled to vote at the meeting or any beneficial owner of common stock solicited hereby, a copy of its 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission, upon the written request of such shareholder. Requests should be directed to Zandra D. Nichols, Corporate Secretary, at the Company’s executive offices, 7815 Woodmont Avenue, Bethesda, Maryland  20814.

COMPLIANCE WITH SECTION 16(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of the common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission, and to provide the Company with copies of all Forms 3, 4, and 5 they file.

Based solely upon the Company’s review of the copies of the forms which it has received and written representations from the Company’s directors, executive officers and ten percent shareholders, the Company is not aware of any failure of any such person to comply with the requirements of Section 16(a), except that a Form 3 and a Form 4 reporting one transaction for Mr. Rogers, a Form 4 reporting two transactions for Mr. Paul and a Form 4 reporting two transactions for Mr. Goodman, were not filed in a timely manner.

OTHER MATTERS

The Board of Directors of the Company is not aware of any other matters to be presented for action by shareholders at the meeting. If, however, any other matters not now known are properly brought before the meeting or any adjournment thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS

All shareholder proposals to be presented for consideration at the next annual meeting and to be included in the Company’s proxy materials must be received by the Company no later than December 4, 2008. Shareholder proposals for nominations for election as director must be received by the Company no later than January 4, 2009. In order to be eligible for consideration at the next annual meeting of shareholders, the Company must receive notice of shareholder proposals for business other than the election of directors to be conducted at the annual meeting which are not proposed to be included in the Company’s proxy materials not less than thirty and not more than ninety days before the date of the annual meeting, or if less than forty five days notice of the meeting is given, by the earlier of two days before the meeting and fifteen days after the notice of the meeting is mailed.

By Order of the Board of Directors

Zandra D. Nichols, Corporate Secretary

April 4, 2008

FRONT

PROXY - EAGLE BANCORP, INC.

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby makes, constitutes and appoints Arthur H. Blitz and Bruce H. Lee, and each of them (with the power of substitution), proxies for the undersigned to represent and to vote, as designated below, all shares of common stock of Eagle Bancorp, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Company’s Annual Meeting of Shareholders to be held on May 22, 2008 and at any adjournment or postponement of the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this proxy will be voted FOR all of the nominees set forth on the reverse side and FOR the proposal to amend the Articles of Incorporation.  In addition, this proxy will be voted at the discretion of the proxy holder(s) upon any other matter which may properly come before the meeting or any adjournment or postponement of the meeting.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

BACK

Annual Meeting Proxy Card

A.            Election of Directors

1.   The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 - Leonard L. Abel	☐	☐
02 - Leslie M. Alperstein	☐	☐
03 - Dudley C. Dworken	☐	☐
04 - Harvey M. Goodman	☐	☐
05 - Philip N. Margolius	☐	☐
06 - Ronald D. Paul	☐	☐
07 – Donald R. Rogers	☐	☐
08 - Leland M. Weinstein	☐	☐

B.            Issue

The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain
2.	Proposal to approve the amendment to the Articles of Incorporation to increase the authorized common stock to 50,000,000 shares	☐	☐	☐

Please check here if you plan to attend the Annual Meeting. ☐

c.             Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

Important:  Please date and sign your name as addressed, and return this proxy in the enclosed envelope.  When signing as executor, administrator, trustee, guardian, etc., please give full title as such.  If the shareholder is a corporation, the proxy should be signed in the full corporate name by a duly authorized officer whose title is stated.

Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box	Date (mm/dd/yyyy)